Exhibit 99

RPC, Inc. Reports Third Quarter 2021 Financial Results

ATLANTA, October 27, 2021 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2021. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2021, RPC generated revenues of $225.3 million, an increase of 93.3 percent compared to $116.6 million in the third quarter of 2020 due primarily to higher activity levels in all service lines as well as pricing improvements. Operating profit for the third quarter of 2021 was $8.0 million compared to an operating loss of $31.8 million in the third quarter of the prior year. Net income for the third quarter of 2021 was $5.3 million, or $0.02 diluted earnings per share, compared to a net loss of $16.4 million, or $0.08 loss per share in the third quarter of the prior year. The adjusted net loss in the third quarter of 2020 was $20.0 million, or $0.09 adjusted loss per share. 1 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2021 was $26.5 million, compared to EBITDA of negative $12.3 million in the same period of the prior year.2

Cost of revenues during the third quarter of 2021 was $170.6 million, or 75.7 percent of revenues, compared to $100.9 million, or 86.5 percent of revenues during the third quarter of 2020. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, such as materials and supplies expenses, employment costs and fuel costs. Cost of revenues as a percentage of revenues decreased primarily due to the leverage of higher revenues over direct employment costs.

Selling, general and administrative expenses were $31.4 million in the third quarter of 2021 compared to $32.4 million in the third quarter of 2020. Selling, general and administrative expenses decreased from 27.8 percent of revenues in the third quarter of 2020 to 14.0 percent of revenues in the third quarter of 2021 due to leverage of higher revenues over costs that are relatively fixed during the short term. Depreciation and amortization was $18.1 million in the third quarter of 2021 compared to $18.7 million in the third quarter of the prior year. Interest expense of $1.3 million during the third quarter of 2021 is primarily comprised of interest related to the resolution of a long-term contractual dispute with a vendor.

For the nine months ended September 30, 2021, revenues increased 32.7 percent to $596.7 million compared to $449.7 million for the same period last year. Net loss for the nine months ended September 30, 2021 was $5.1 million, or $0.02 loss per share, compared to a net loss of $201.9 million, or $0.95 loss per share in the same period last year. The adjusted net loss for the nine months ended September 30, 2020 was $51.2 million, or $0.24 adjusted loss per share. 1

1 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

Third Quarter 2021 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2021 increased by $36.6 million, or 19.4 percent, compared to the prior quarter due to activity increases in all of our service lines as well as a slight net pricing increase in several of our larger service lines. Cost of revenues during the third quarter of 2021 increased by $24.8 million. As a percentage of revenues, cost of revenues decreased to 75.7 percent in the third quarter of 2021 from 77.2 percent in the second quarter of 2021. Selling, general and administrative expenses increased by $2.0 million in the third quarter of 2021 compared to the prior quarter. RPC’s operating profit in the third quarter of 2021 was $8.0 million, compared to an operating loss of $1.2 million in the second quarter of 2021. EBITDA for the third quarter of 2021 was $26.5 million compared to EBITDA of $17.3 million in the second quarter of 2021.2

The average U.S. domestic rig count during the third quarter of 2021 was 500, a 96.9 percent increase compared to the same period in 2020, and a 10.4 percent increase compared to the second quarter of 2021. The average price of oil during the third quarter of 2021 was $70.53 per barrel, a 72.7 percent increase compared to the same period in 2020, and a 14.5 percent increase compared to the second quarter of 2021. The average price of natural gas during the third quarter of 2021 was $4.39 per Mcf, a 119.5 percent increase compared to the same period in 2020, and a 47.3 percent increase compared to the second quarter of 2021.

Management Commentary

“RPC’s third quarter revenues improved as drilling and completions increased and our customers’ optimism regarding higher commodity prices continued to grow,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “During the quarter, we also saw signs of net pricing improvements due to an improving operating environment.

“Late in the third quarter we placed into service a new Tier IV dual-fuel pressure pumping fleet, which immediately went to work for a high-utilization customer in the Permian Basin. Although pressure pumping remains highly competitive due to the supply of idle equipment, many customers show a preference for ESG-friendly equipment with superior performance characteristics. In the coming quarters we will continue to focus on managing increasing costs, supply chain constraints, and customer pricing,” concluded Hubbell.

2 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measure, is disclosed in Appendix B to this press release.

Third Quarter 2021 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues increased by 93.9 percent compared to the same period of the prior year due to significantly higher activity levels and slightly improved pricing. On a sequential basis, Technical Services revenues increased by 20.3 percent compared to the prior quarter. Technical Services generated an operating profit of $8.3 million in the third quarter of 2021 due to higher activity levels and leverage of higher revenues over costs that are relatively fixed during the short term, compared to an operating profit of $1.4 million in the second quarter of 2021. Support Services revenues increased by 84.2 percent during the third quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues increased by 6.6 percent compared to the prior quarter due to modest revenue increases in most of the service lines which comprise this segment.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Revenues:
Technical Services	$211,842	$176,119	$109,278	$560,602	$417,511
Support Services	13,468	12,638	7,310	36,075	32,154
Total revenues	$225,310	$188,757	$116,588	$596,677	$449,665
Operating profit (loss):
Technical Services	$8,272	$1,429	$(24,941)	$3,938	$(71,248)
Support Services	(55)	(2,402)	(3,840)	(5,353)	(4,139)
Corporate expenses	(3,080)	(3,358)	(6,534)	(9,760)	(13,003)
Impairment and other charges	-	-	-	-	(207,175)
Gain on disposition of assets, net	2,837	3,111	3,563	7,408	7,576
Total operating profit (loss)	$7,974	$(1,220)	$(31,752)	$(3,767)	$(287,989)
Interest expense	(1,280)	(103)	(73)	(1,763)	(257)
Interest income	15	14	29	47	431
Other income (expense), net	448	616	769	1,571	(1,020)

Income (Loss) before income taxes	$7,157	$(693)	$(31,027)	$(3,912)	$(288,835)

Third Quarter 2021 Earnings Release

RPC, Inc. will hold a conference call today, October 27, 2021 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 8648998. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including our belief that several of our completion-oriented service lines have been able to achieve pricing improvement due to other competitors ceasing operations, that there is a clear preference for ESG-friendly pressure pumping equipment with superior performance characteristics, and that we will be able to manage increasing costs, supply chain constraints, and customer pricing in order to optimize our efficiency and profitability in the coming quarters. Such risks include changes in general global business and economic conditions, including fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2020.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Third Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

	Three Months Ended			Nine Months Ended
Periods ended, (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
REVENUES	$225,310	$188,757	$116,588	$596,677	$449,665
COSTS AND EXPENSES:
Cost of revenues	170,621	145,789	100,872	462,633	362,853
Selling, general and administrative expenses	31,446	29,403	32,376	91,444	97,681
Impairment and other charges	-	-	-	-	207,175
Depreciation and amortization	18,106	17,896	18,655	53,775	77,521
Gain on disposition of assets, net	(2,837)	(3,111)	(3,563)	(7,408)	(7,576)
Operating profit (loss)	7,974	(1,220)	(31,752)	(3,767)	(287,989)
Interest expense	(1,280)	(103)	(73)	(1,763)	(257)
Interest income	15	14	29	47	431
Other income (expense), net	448	616	769	1,571	(1,020)
Income (Loss) before income taxes	7,157	(693)	(31,027)	(3,912)	(288,835)
Income tax provision (benefit)	1,891	33	(14,590)	1,210	(86,882)
NET INCOME (LOSS)	$5,266	$(726)	$(16,437)	$(5,122)	$(201,953)

EARNINGS (LOSS) PER SHARE
Basic	$0.02	$0.00	$(0.08)	$(0.02)	$(0.95)
Diluted	$0.02	$0.00	$(0.08)	$(0.02)	$(0.95)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	215,677	213,009	212,544	212,983	212,391
Diluted	215,677	213,009	212,544	212,983	212,391

Third Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
At September 30, (Unaudited)	2021	2020
ASSETS
Cash and cash equivalents	$80,835	$145,619
Accounts receivable, net	238,192	123,157
Inventories	79,881	84,566
Income taxes receivable	51,021	64,308
Prepaid expenses	4,371	4,149
Assets held for sale	692	5,385
Other current assets	2,863	3,144
Total current assets	457,855	430,328
Property, plant and equipment, net	253,095	275,124
Operating lease right-of-use assets	21,408	28,269
Finance lease right-of-use assets	21,415	-
Goodwill	32,150	32,150
Other assets	40,717	35,006
Total assets	$826,640	$800,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$60,862	$46,713
Accrued payroll and related expenses	17,146	17,915
Accrued insurance expenses	6,555	6,955
Accrued state, local and other taxes	4,603	5,607
Income taxes payable	689	2,967
Current portion of operating lease liabilities	7,197	9,574
Current portion of finance lease liabilities	21,382	-
Other accrued expenses	2,287	3,531
Total current liabilities	120,721	93,262
Long-term accrued insurance expenses	13,652	14,177
Long-term pension liabilities	30,945	31,619
Long-term operating lease liabilities	16,066	22,429
Other long-term liabilities	5,374	49
Deferred income taxes	9,099	1,786
Total liabilities	195,857	163,322
Common stock	21,564	21,507
Capital in excess of par value	-	-
Retained earnings	626,501	638,590
Accumulated other comprehensive loss	(17,282)	(22,542)
Total stockholders' equity	630,783	637,555
Total liabilities and stockholders' equity	$826,640	$800,877

Third Quarter 2021 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and the Reconciliation of Earnings (Loss) Per Share to Adjusted Earnings (Loss) Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

Net Income (Loss)	$5,266	$(726)	$(16,437)	$(5,122)	$(201,953)
Add:
Discrete tax adjustments	-	-	(3,564)	-	21,303
Impairment and other charges, net of tax	-	-	-	-	129,412
Total Impact of Discrete tax adjustments and Impairment and other charges	-	-	(3,564)	-	150,715
Adjusted Net Income (Loss)	$5,266	$(726)	$(20,001)	$(5,122)	$(51,238)

Reconciliation of Earnings (Loss) Per Share to Adjusted Earnings (Loss) Per Share

Earnings (Loss) Per Share	$0.02	$0.00	$(0.08)	$(0.02)	$(0.95)
Total Impact of Discrete tax adjustments and Impairment and other charges	$0.00	$0.00	$(0.02)	$0.00	$0.71

Adjusted Net Income (Loss) Per Share (a)	$0.02	$0.00	$(0.09)	$(0.02)	$(0.24)

Weighted Average Shares Outstanding	215,677	213,009	212,544	212,983	212,391

(a)	Adjusted Net Income (Loss) per Share including the Total Impact of Discrete tax adjustment and Impairment and other charges in the Three Months Ended September 30, 2020 does not sum because of rounding.

Third Quarter 2021 Earnings Release

Appendix B

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Net Income (Loss)	$5,266	$(726)	$(16,437)	$(5,122)	$(201,953)
Add:
Income tax provision (benefit)	1,891	33	(14,590)	1,210	(86,882)
Interest expense	1,280	103	73	1,763	257
Depreciation and amortization	18,106	17,896	18,655	53,775	77,521
Less:
Interest income	15	14	29	47	431
EBITDA	$26,528	$17,292	$(12,328)	$51,579	$(211,488)
Add:
Impairment and other charges	-	-	-	-	207,175
Adjusted EBITDA	$26,528	$17,292	$(12,328)	$51,579	$(4,313)